Exhibit 10.7

UNIVERSITY OF ALABAMA KNOW-HOW LICENSE AGREEMENT

This Agreement dated June 1, 2012 ("Effective Date") is made by and between The Board of Trustees of The University of Alabama for and on behalf of its component institution The University of Alabama ("UA") and Innovative Med Concepts, LLC ("Company").

1	- DEFINITIONS

1.1	"Affiliate" means any business, corporation, or other legal entity organized in any country that controls, is controlled by, or is under common control with Company. Control means the direct or indirect ownership of at least 50% of the voting securities having the right to elect directors.

1.2	"Company's Inventions" means all inventions covered by provisional and final patents owned by the Company, including without limitation all inventions covered by the Company's provisional patent filing no. 16210- 000004/US/PS1 relating to pharmaceutical compositions useful for treating chronic pain, fibromyalgia, and other functional somatic syndromes in a subject, together with all supplemental, final, and amended patents covered by such provisional patent filing.

1.3	"Company Products" means products made, used, or sold by Company that incorporate or make use of the Technical Information.

1.4	"Confidential Information" means -

a.	the Technical Information to the extent required to be kept confidential by this Agreement; and

b.	the terms of this Agreement.

1.5	"Field" means knowledge pertaining to herpesvirus biology including herpesvirus replication mechanisms, modes of action of anti-herpesvirus medications, sensitivity and accuracy of herpesvirus diagnostic tests.

1.6	"Improvements" means any and all inventions and/or discoveries, whether patentable or not, that are necessary to allow the Company to make, have made, use, sell, have sold, and import a Licensed Invention or that constitute enhancements, improvements, or modifications of a Licensed Invention and any other inventions, whether patentable or not, invented by or on behalf of UA relating to any Licensed Invention or a Company's Invention.

1.7	"License" means the licenses with respect to the Technical Information granted Company by this Agreement.

1.8	"License Rights" means Company's rights or interest under the License.

1.9	"Research" means identification and quantification of herpesviruses present in diseased GI tissue biopsies from patients with fibromyalgia and chronic GI disorders, as further described in Appendix A, "Statement of Research."

1.10	"SRA" means that certain Sponsored Research Agreement between UA and Company related to the Research.

1.11	"Technical Information" means the know-how, technical information, and data related to the Field developed by UA under the direction of Dr. Carol Duffy before the Effective Date of this Agreement and does not include the Company's Inventions.

1.12	"Territory" means worldwide.

2	- NON-EXCLUSIVE LICENSE GRANT

2.1	Except as provided by Section 4 and subject to the terms and conditions of this Agreement, UA hereby grants to Company and its Affiliates, and Company and its Affiliates hereby accept from UA, the non-exclusive, worldwide, royalty-free right and license to copy, present, display, translate, use, and otherwise commercially exploit the Technical Information and to make derivative works thereof, including, but not limited to, the right and license to make, have made, use, and sell Company Products and to sublicense any and all such rights as further discussed below.

2.2	This License is expressly made subject to UA's reservation, on behalf of itself and all other non-profit academic and research institutions, of the right to use the Technical Information solely for educational, research, clinical, or other non-commercial purposes, provided all UA's confidentiality obligations under this Agreement and the SRA are complied with.

2.3	Company is solely responsible for the payment and discharge of any taxes, duties, or other fees relating to any transaction of Company, its employees, contractors, agents, in connection with the manufacture, use, or sale in any country of Company's Products.

2.4	All rights not specifically granted herein are reserved to UA.

3	- SUBLICENSES

3.1	The License granted above includes the right to grant sublicenses, which may be further sublicensed as part of research, development, or commercialization arrangements with or on behalf of the Company, its Affiliates, or sublicensees in furtherance of this Agreement.

2

3.2	Any sublicense granted by the Company shall include terms that are no less favorable to UA than this Agreement and shall not conflict with this Agreement.

3.3	The Company will remain responsible for the performance of all sublicensees under any such sublicense as if such performance were carried out by the Company itself.

3.4	Any sublicense may provide that any sublicensee may further sublicense the License consistent with the terms of this Agreement;

3.5	The Company and sublicensees shall not pay any royalties or other financial consideration to UA on License or sublicense income except as provided in Section 4 -.

4	- FINANCIAL CONSIDERATION

In consideration for the license granted in this Agreement, Company will issue a nonvoting membership interest in Company to UA equal to 10% of all outstanding units of Company, after issuance of UA units, as of the Effective Date of this Agreement. As a condition to the Company's issuance of a non-voting membership interest to UA, UA must execute the Company's Operating Agreement and Subscription Agreement. The transfer of the membership interest in the Company to UA shall be completed within 45 days.

5	- CONFIDENTIAL INFORMATION

5.1	UA and Company shall -

a.	protect any and all Confidential Information of the other party from disclosure to third parties and

b.	use Confidential Information of the other party solely for the purpose of performing under this Agreement and the SRA.

No such disclosure shall be made by a party without the written permission of the other party; provided, however, that Company may disclose this Agreement and its terms (including providing a copy hereof, redacted as appropriate) in its financing documents, to its investors and potential investors, to lenders and potential lenders, to any bona fide potential sublicensee, to any successor or potential successor to Company's interest under this Agreement, to its consultants, counsel, and accountants, to bona fide potential collaborators in connection with development or commercialization of the License, or to any legal, governmental, or regulatory authority for the purposes of developing and/or commercializing the License. In all such cases, Company shall take commercially reasonable steps to protect Confidential Information of the UA consistent with steps Company takes to protect its own confidential information, including commercially reasonable safeguards to protect against loss of patent rights for UA inventions disclosed to Company.

3

5.2	All written documents containing Confidential Information under this Agreement shall remain the property of the disclosing party. Upon request of the disclosing party, the other party shall return such documents to the disclosing party without retaining a copy of any kind or else provide evidence of their destruction.

5.3	Confidential Information shall not include -

a.	information which at the time of disclosure had been previously published or was otherwise in the public domain through no fault of recipient;

b.	information which becomes public knowledge after disclosure unless such knowledge results from a breach of this Agreement;

c.	information which was already in recipient's possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use thereof;

d.	information that is independently developed without use of the Confidential Information; and

e.	information which is required to be disclosed by law, court order, or government regulation.

5.4	In the event that information is required to be disclosed pursuant to subsection 5.03e, the party required to make disclosure shall promptly notify the other in writing to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

6	- TERMINATION

6.1	This Agreement becomes effective upon the Effective Date and, unless sooner terminated in accordance with any of the provisions herein, remains in full force and effect for a period of 25 years.

6.2	Company may at any time terminate this Agreement by giving UA written notice at least 90 days before such termination, and thereupon terminate the manufacture, use, or sale of Company's Products insofar as they use the Technical Information in any manner. Any termination of the Agreement shall not affect UA's membership interest in Company.

6.3	If Company fails to fulfill any of its obligations under this Agreement, UA may terminate this Agreement by providing written notice to Company, as provided below. Such notice shall contain a description of the grounds constituting a breach of the Agreement. Company will have the opportunity to cure that breach within 120 days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the 120th day after receipt of notice.

4

7	- INDEMNITY, INSURANCE, NO REPRESENTATIONS, LIMITATION OF LIABILITY

7.1	Company shall indemnify, defend, and hold UA, its trustees, officers, employees, and affiliates harmless against all claims, liabilities, and expenses, including legal expenses and reasonable attorneys' fees, arising from Company's utilization of the License Rights in the production, manufacture, sale, use, lease, consumption, or advertisement of the Company's Products, including without limitation the death of or injury to any person or persons or any damage to property.

7.2	UA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FURTHER, UA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, THAT THE USE OF ANY RIGHTS GRANTED HEREUNDER WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

7.3	In no event shall UA, or its trustees, officers, faculty members, students, employees, and agents have any liability to Company or any third party arising out of the use, operation, or application of the Technical Information, Company Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any License Rights by Company or any third party for any reason, including, but not limited to, the unmerchantability, inadequacy, or unsuitability of the License Rights, including fitness for any particular purpose or to produce any particular result, or for any patent or latent defects therein.

7.4	In no event will UA, or its trustees, officers, faculty members, students, employees and agents be liable to Company or any third party for any consequential, incidental, special, or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time, or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

5

7.5	The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

8	- PUBLICITY

Either party may reference the other in a press release or any other oral or written statement in connection with the Agreement or its results intended for use in the public media, as mutually agreed to by the parties. University, however, may acknowledge Sponsor's support of the Research in internal reports to University officials, and in scientific or academic publications or communications without Sponsor's prior approval. In any permitted statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

9	- NON-ASSIGNABILITY

This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Company may assign this Agreement to any purchaser or transferee of all or substantially all of the Company's assets of the line of business to which this Agreement relates upon prior written notice to University.

10	- NOTICES

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to UA, to:	Office for Technology Transfer The University of Alabama 201 AIME Building Box 870207 Tuscaloosa, Alabama 35487-0207

if to Company, to:	William L. Pridgen, M.D. Innovative Med Concepts, LLC 1837 Commons North Drive Tuscaloosa, AL 35406

copy (which shall not constitute notice) to:
Jay F. Guin Tanner & Guin, LLC Counselors at Law Capitol Park Center

6

2711 University Blvd.

Tuscaloosa, AL 35401

or to such other address as a party may specify by notice hereunder.

11	- MISCELLANEOUS

11.1	Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

11.2	Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

11.3	Relationship. It is the express intention of the parties that they shall not be agents, partners, or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

11.4	Entire Agreement; Amendment. This Agreement, together with the Appendices, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

11.5	Severability:. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement.

11.6	No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

7

11.7	Governing Law. The validity and interpretation of this Agreement, and legal relations of the parties to it, shall be governed by the laws of the State of Alabama.

11.8	Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in counterparts, and by facsimile or electronic transmission.

8

IN WITNESS WHEREOF, UA and Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA FOR
AND ON BEHALF OF THE UNIVERSITY OF ALABAMA

Authorized Signature

By:	/s/ Donald J. Benson
Donald J. Benson, Ph.D.
Vice President for Research

Date: 12/5/12

Reviewed and Approved as to Form

By:	/s/ Michael I. Spearing
Michael I. Spearing, UA Office of Counsel

Date: 12/5/12

INNOVATIVE MED CONCEPTS, LLC

Authorized Signature

By:	/s/ William Pridgen
William Pridgen, MD, Its Manager

Date: 12/5/12

9

APPENDIX A
STATEMENT OF RESEARCH

Identification and quantification of herpesviruses present in diseased GI tissue biopsies from patients with fibromyalgia and chronic GI disorders

The overall goal of the research proposed herein is to identify the herpesvirus associated with chronic GI disorders co-morbid with fibromyalgia as a means to provide objective and quantitative data regarding the role of herpesviruses in fibromyalgia and its associated GI disorders.

Study Purpose, Rationale, and Approach

Purpose: Identify and quantify the herpesvirus present in diseased GI tissue from patients presenting with fibromyalgia.

Rationale: Fibromyalgia is often co-morbid with chronic gastrointestinal disorders. We hypothesize from Dr. Pridgen's success treating this patient population using anti-herpesviral medications that a herpesvirus may be involved in the development and/or progression of these diseases. Definitively identifying the herpesvirus will provide evidence that a herpesvirus is present and may be a causative agent of fibromyalgia and associated GI disorders.

Approach: In collaboration with Dr. Pridgen, tissue samples will be obtained from 30 patients presenting with fibromyalgia and 15 control patients during routine endoscopic workup for GI disorders. These samples will be studied in 2-3 ways. First, using universal herpesvirus primers, herpesvirus DNA will be amplified from these tissue samples. Amplified DNA will be sequenced to determine which herpesvirus(es) are associated with diseased GI tissue in fibromyalgia patients. Second, once the specific herpesvirus(es) involved are determined, primers can be designed for quantitative polymerase chain reaction (qPCR). By quantifying relative levels of herpesvirus DNA in the tissue samples from test vs. control subjects, we will show that the virus is present in fibromyalgia patients at levels well above those in a normal population. Third, if tissue sample size permits, electron microscopy (EM) will be performed to look for the presence of herpes virus particles. This technique will not tell us which herpesvirus is present in the tissue sample as all herpesviruses look similar by EM, but will confirm the presence of virus particles in the samples.

Budget

Direct costs $89,926.00 Indirect costs $35,386.00

Total        $125,312.00

Study period is one year.

10